Exhibit 99.1

Schedule 1

This Schedule sets forth information with respect to each purchase and sale of Shares which were effectuated by the Reporting Persons during the past sixty (60) days. All transactions were effectuated in the open market through a broker. The price reported in the column Price Per Share ($) is a weighted average price if a price range is indicated in the column Price Range ($). These Shares were purchased/sold in multiple transactions at prices between the price ranges below. The Reporting Persons will undertake to provide to the staff of the SEC, upon request, full information regarding the number of Shares sold at each separate price.

Trade Date	Shares Purchased (Sold)	Price ($)*	Price Range ($)*
09/02/2025	(250,200)**	47.01	46.77 - 47.52
09/10/2025	(50,195)**	47.64
09/12/2025	375,000	40.00
09/12/2025	(375,000)	44.44	44.10 – 44.72
09/15/2025	(44,650)**	42.12
10/27/2025	3,761,868***	0.001
10/27/2025	(4,014,398)	70.03	69.95 – 70.11
10/28/2025	(2,930,381)	69.95	69.93 – 69.96
10/29/2025	(1,332,118)	69.92	69.88 – 69.95
10/29/2025	(2,171,690)****	N/A

* Excluding commissions, SEC fees, etc. (rounded to nearest cents)

** Short sale

*** Represents shares acquired on the net (cashless) exercise of 3,761,945 Pre-Funded Warrants.

**** Shares were disposed of to cover short positions